EXHIBIT 11.1

INDEPENDENT AUDITOR’S INCLUSION LETTER

We agree to the inclusion in the Cardone Non Accredited Fund, LLC Form 1-K dated April 30, 2026 of our report, dated April 30, 2026 on our audits of the financial statements of Cardone Non Accredited Fund, LLC as of December 31, 2025 and 2024, and for the years then ended.

Kaufman, Rossin & Co., P.A.

April 30, 2026

Miami, Florida